UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 3, 2007

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000 – 30733	41-1978822
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10700 Bren Road West Minnetonka, Minnesota (Address of principal executive offices)	55343 (Zip Code)
(952) 930-6000
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01. Other Events.
On December 3, 2007, American Medical Systems, Inc. made a $7.5 million milestone payment to BioControl Medical, Ltd. under the April 2006 Asset Purchase Agreement between American Medical Systems and BioControl. The milestone payment represents continued progress on this exciting application of electrical stimulation technology to address incontinence and pelvic pain.
This technology is utilized in the Accessa® product which is projected to be released in select markets outside the United States in 2008. Further development will follow, utilizing this neuromuscular stimulation device, to support a clinical indication for urge incontinence. The Company anticipates initiating enrollment in a U.S. pivotal trial for urge incontinence later in 2008.
The purchase price for this technology was comprised of an initial payment of $25.0 million, made in April 2006, milestone payments for relevant accomplishments through and including FDA approval of the Accessa product, of up to $25.0 million, and royalties over the first ten years of the related license agreement. The recent milestone payment of $7.5 million represents a portion of the anticipated $25.0 million in milestone payments.
As a result of making this milestone payment, in accordance with generally accepted accounting principals, the Company will record an in-process research and development charge (IPRD) in its fourth quarter 2007 of $7.5 million. The Company reports, as supplemental information, net income adjusted to exclude IPRD charges, to provide a basis of comparability to other periods, and as such, this IPRD charge is not reflected in its earnings per share guidance for the fourth quarter and full year of 2007, which the Company previously disclosed in its October 29, 2007 press release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
Dated: December 11, 2007	By:	/s/ Mark A. Heggestad
Mark A. Heggestad
Executive Vice President and Chief Financial Officer

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